Exhibit 2.4

LIMITED GUARANTEE

              LIMITED GUARANTEE, dated as of July 22, 2009 (this “Limited Guarantee”), by BEN Holdings, Inc., a Delaware corporation (the “Guarantor”) in favor of Bankrate, Inc., a Florida corporation (the “Guaranteed Party”).

              Reference is hereby made to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among the Guarantor, BEN Merger Sub, Inc., a Florida corporation and wholly-owned subsidiary of the Guarantor (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub has agreed to (i) commence a tender offer for all of the outstanding Shares (the “Offer”) and (ii) if the Offer is completed on the terms and subject to the conditions set forth in the Merger Agreement, merge with and into the Guaranteed Party (the “Merger”), with the Guaranteed Party surviving the Merger as a wholly-owned subsidiary of the Guarantor. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

              1.      GUARANTEE.      To induce the Guaranteed Party to enter into the Merger Agreement, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally, guarantees to the Guaranteed Party, but only up to the Cap (as defined below), the due and punctual observance, performance and/or discharge of payment when due or required of (i) the Parent Termination Fee pursuant to Section 8.3(c) of the Merger Agreement, (ii) the Guarantor’s obligation to pay damages subject to the Parent Liability Cap in Section 8.3(f) of the Merger Agreement, or (iii) Guarantor’s and Merger Sub’s obligations pursuant to Section 9.5 of the Merger Agreement to perform specifically the terms and provisions of the Merger Agreement, in each case, solely to the extent such Parent Termination Fee, damages or specific performance, as the case may be, are found in a final judicial determination (or a settlement tantamount thereto), to be due and payable or to be required, as applicable, pursuant to the terms and conditions of the Merger Agreement (as so found, the “Obligations”); provided that in no event shall the Guarantor’s aggregate liability under this Limited Guarantee exceed $570,800,000 (the “Cap”), it being understood that in no event shall this Limited Guarantee be enforced without giving effect to the Cap. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Subject to the Cap, the Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind (other than defenses to the payment of the Obligations that are available to the Guarantor or Merger Sub under the Merger Agreement).

              Upon tender of the Parent Termination Fee pursuant to Section 8.3(c) of the Merger Agreement no member of the Parent Group shall have any further liability or obligation relating to or arising out of this Limited Guarantee, the Merger Agreement, the equity commitment letter dated the date hereof among the Funds, the Guarantor and the Guaranteed Party (the “Equity Commitment Letter”) or otherwise. In the event of breach by either the Guarantor or Merger Sub of its representations and warranties or covenants under the Merger Agreement, the Guaranteed Party shall be entitled to seek damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include, subject to the Cap and to the extent proven, the benefit of the bargain lost by a party or a party’s shareholders (taking into consideration all relevant matters, including other combination opportunities and the time value of money subject to all of the terms, conditions and limitations set forth herein)), and provided, that in any event the maximum aggregate liability of the Guarantor and Merger Sub under this Limited Guarantee, the Merger Agreement and the Equity Commitment Letter shall not exceed the Cap.

              If the Guarantor or Merger Sub is in breach of its Obligations, then the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as the Guarantor or Merger Sub remains in breach of its Obligations, take any and all actions available hereunder or under applicable Law to collect on the Guarantor’s liabilities hereunder in respect of such Obligations subject to the Cap; provided, that the Guaranteed Party acknowledges that the Guarantor’s liability hereunder and under the Merger Agreement is subject to the Cap.

              Subject to and in furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Obligations (subject to the Cap).

              2.      CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.

                       (a)      The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against the Guarantor or Merger Sub; (ii) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (iii) the addition, substitution or release of any entity or other Person interested in the transactions contemplated by the Merger Agreement; (iv) any change in the corporate existence, structure or ownership of the Guarantor, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Guarantor, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (vi) the existence of any claim, set-off or other right which the Guarantor may have at any time against Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise (other than defenses to the payment of the Obligations that are available to the Guarantor or Merger Sub under the Merger Agreement or Limited Guarantee); or (vii) the adequacy of any means the Guaranteed Party may have of obtaining payment related to the Obligations. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (other than notices expressly required to be provided to the Guarantor or Merger Sub pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of the Guarantor or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally, other than defenses that are available to the Guarantor and Merger Sub (a) under the Merger Agreement, (b) in respect of a breach by the Guaranteed Party of this Limited Guarantee, and (c) in respect of fraud or willful misconduct of the Guaranteed Party or any of its Affiliates in

connection with the Merger Agreement or the transactions contemplated thereby. The Guarantor acknowledges that they will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

                       (b)      The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto (including under the Equity Commitment Letter) against (i) any of the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of the Guarantor, (ii) Merger Sub, (iii) the Funds, (iv) any member of the Parent Group, or (v) any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (those persons and entities described in any of the foregoing clauses, each being referred to as a “Non-Recourse Party”), except for claims against the Guarantor under this Limited Guarantee, against the Funds with respect to the right of the Guaranteed Party to enforce payment to Parent under the Equity Commitment Letter or against the Guarantor or Merger Sub under the Merger Agreement. The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding asserting that this Limited Guarantee or any portion thereof is illegal, invalid or unenforceable in accordance with its terms.

              3.      NO WAIVER; CUMULATIVE RIGHTS.      No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. Subject to the Cap, the Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against Merger Sub or any other Person liable for any Obligations prior to proceeding against the Guarantor hereunder.

              4.      REPRESENTATIONS AND WARRANTIES.      The Guarantor hereby represents and warrants that:

                       (a)      the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

                       (b)      all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

                       (c)      this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

                       (d)      for so long as this Limited Guarantee shall remain in effect in accordance with its terms it shall have or have access to assets equal to the amount of the Cap.

              5.      NO ASSIGNMENT.      Neither the Guarantor nor the Guaranteed Party may assign or delegate their respective rights, interests or obligations hereunder to any other Person (except by operation of Law) without the prior written consent of the Guaranteed Party or the Guarantor, as the case may be.

              6.      NOTICES.      All notices, requests, claims, demands and other communications hereunder shall be given and shall be deemed to have been duly received (a) upon receipt by hand delivery, (b) upon receipt after dispatch by registered or certified mail, postage prepaid, (c) on the next Business Day if transmitted by national overnight courier with confirmation of delivery, or (d) upon confirmation of delivery if transmitted by facsimile, addressed to each party hereto as provided in the Merger Agreement.

              7.      CONTINUING GUARANTEE.      This Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor and its successors and assigns until all of the Obligations have been satisfied in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earlier of (a) the Effective Time, (b) the tender of the Parent Termination Fee, (c) the termination of the Merger Agreement in accordance with its terms other than a termination pursuant to Sections 8.1(b), 8.1(c)(i), or 8.1(c)(iii) thereof, and (d) 120 days after a termination of the Merger Agreement pursuant to Sections 8.1(b), 8.1(c)(i) or 8.1(c)(iii) thereof, unless prior to the termination pursuant to Sections 8.1(b), 8.1(c)(i) or 8.1(c)(iii) or the end of the 120 day period referred to in this clause (d), the Guaranteed Party shall have commenced a legal proceeding alleging amounts payable by the Guarantor to the Guaranteed Party under this Limited Guarantee or payable by the Guarantor or Merger Sub under the Merger Agreement, in which case this Limited Guarantee shall terminate upon either (i) a final, non-appealable resolution of such legal proceeding and payment of the Obligations (subject to the Cap), if applicable or (ii) a written agreement signed by each of the parties hereto terminating this Limited Guarantee. In the event that the Guaranteed Party or any of its Affiliates (A) asserts in any litigation or other proceeding that the provisions of Sections 1, 2, 7, 8, or 9 hereof are illegal, invalid or unenforceable in whole or in part or that the Guarantor is liable in excess of or to a greater extent than the Cap, (B) asserts any theory of liability against the Guarantor or any Non-Recourse Party with respect to the Merger Agreement, the Equity Commitment Letter or the transactions contemplated hereby or thereby other than the liability of the Guarantor (but not any Non-Recourse Party) under this Limited Guarantee, of the Guarantor or Merger Sub under the Merger Agreement, or of the Funds with respect to the right of the

Guaranteed Party to enforce payment to Parent under the Equity Commitment Letter, or (C) the Guaranteed Party or any of its Affiliates makes any such assertions in any action, suit or other proceeding against the Guarantor or Merger Sub in any jurisdiction other than Delaware other than for the enforcement of a final judgment of a court in Delaware, then (x) the Obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (y) if the Guarantor has previously made any payments under this Limited Guarantee, the Guarantor shall be entitled to recover such payments from the Guaranteed Party, and (z) none of the Funds, the Guarantor, Merger Sub nor any Non-Recourse Party shall have any liability to the Guaranteed Party or any of its Affiliates with respect to the transactions contemplated by the Merger Agreement, the Equity Commitment Letter or under this Limited Guarantee. If the Guarantor asserts in any litigation or other proceeding that this Guarantee is illegal, invalid or unenforceable in accordance with its terms, then, to the extent the Guaranteed Party prevails in such litigation or proceeding, the Guarantor shall pay on demand all reasonable fees and out of pocket expenses of the Guaranteed Party in connection with such litigation or proceeding.

              8.      NO RECOURSE.      Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party acknowledges and agrees that no Person other than the Guarantor has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, the Guarantor, the Funds, any member of the Parent Group, or any Non-Recourse Party, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Guaranteed Party against the Guarantor, or any Non-Recourse Party (including any claim to enforce the Equity Commitment Letter), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for the Guaranteed Party’s rights against the Guarantor under this Limited Guarantee, rights against the Funds with respect to the right of the Guaranteed Party to enforce payment to Parent under the Equity Commitment Letter, and rights against the Guarantor or Merger Sub under the Merger Agreement. Subject in any event to the Cap, recourse against the Guarantor pursuant to and expressly subject to the terms and conditions of this Limited Guarantee, against the Funds with respect to the right of the Guaranteed Party to enforce payment to Parent under the Equity Commitment Letter and against the Guarantor or Merger Sub pursuant to and expressly subject to the terms and conditions of the Merger Agreement, shall be the sole and exclusive remedies of the Guaranteed Party and all of its Affiliates against the Guarantor, Merger Sub or any members of the Parent Group in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated thereby. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantor as expressly set forth herein.

              9.      GOVERNING LAW; JURISDICTION.      This Limited Guarantee, and all claims and causes of action arising out of, based upon, or related to this Limited Guarantee or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware. Any legal action, suit or proceeding arising out of, based upon or relating to this Limited Guarantee or the transactions contemplated hereby shall be brought solely in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of, based upon or relating to this Limited Guarantee and the rights and obligations arising hereunder and agrees that it will not bring any action arising out of, based upon or related to this Limited Guarantee in any other court. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any legal action, suit or proceeding arising out of, based upon or relating to this Limited Guarantee, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 6, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Limited Guarantee, or the subject mater hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that notice or the service of process in any action, suit or proceeding arising out of, based upon or relating to this Limited Guarantee or the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section 6.

              10.     WAIVER OF JURY TRIAL.      EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS LIMITED GUARANTEE OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

              11.     COUNTERPARTS.      This Limited Guarantee may be executed by facsimile or electronic transmission and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

              12.     MISCELLANEOUS.

                       (a)      This Limited Guarantee, the Equity Commitment Letter and the Merger Agreement represent all agreements between the parties relative to the subject matter hereof. No modification or waiver of any provision hereof shall be enforceable unless agreed to by the Guaranteed Party and the Guarantor in writing.

                       (b)      Any provision hereof that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                       (c)      The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

                       (d)      All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

* * * * *

(signature pages follow)

              IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

BEN Holdings, Inc.

By: _/s/ Mitch Truwit_______________ ____
Name: Mitch Truwit
Title: Vice President

[Signature Page to Limited Guarantee]

Bankrate, Inc.

By: _/s/ Edward J. DeMaria__ ___________
Name: Edward J. DeMaria
Title: Senior Vice President, Chief Financial Officer

[Signature Page to Limited Guarantee]